UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:
April 19, 2007

Commission File Number: 0-29630

SHIRE PLC
(Exact name of registrant as specified in its charter)

England and Wales	98-0359573
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Hampshire International Business Park, Chineham,
Basingstoke, Hampshire, England, RG24 8EP	+44 1256 894 000
(Address of principal executive offices and zip code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire plc and its subsidiaries’ (collectively “Shire” or “the Company”) results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire’s Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of INTUNIV™ (guanfacine) extended release (ADHD); Shire’s ability to secure new products for commercialization and/or development; Shire’s ability to benefit from its acquisition of New River Pharmaceuticals Inc.; the successful development of JUVISTA® and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.

ITEM 2.01 Completion of Acquisition or Disposition of Assets

On February 20, 2007, Shire plc, a public limited company incorporated under the laws of England and Wales, announced that it had entered into an Agreement of Merger (“Merger Agreement”) with Shuttle Corporation, a Virginia corporation and an indirect wholly owned subsidiary of Shire, and New River Pharmaceuticals Inc., a Virginia corporation (“New River”).

Pursuant to the Merger Agreement, Shuttle Corporation commenced a cash tender offer to acquire all outstanding shares of New River’s common stock, par value $0.001 per share, at a price of $64 per share of New River’s common stock, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Tender Offer Statement on Schedule TO (as amended) filed by Shuttle Corporation and Shire plc with the Securities and Exchange Commission on March 2, 2007 (the “Offer”).

On April 18, 2007, Shuttle Corporation completed the Offer by accepting for payment all shares of New River’s common stock validly tendered and not withdrawn prior to the expiration of the Offer at 12:00 Midnight, New York City time, on Tuesday, April 17, 2007. At the expiration of the Offer, a total of approximately 35,717,806 shares of New River’s common stock were validly tendered and not withdrawn (not including shares of New River’s common stock delivered through notices of guaranteed delivery), representing approximately 96.4% of the outstanding shares of New River’s common stock. Shuttle Corporation has accepted for payment, and Shire has provided the funds necessary to pay for, all shares of New River’s common stock that were validly tendered during the Offer.

On April 19, 2007, in accordance with the terms of the Merger Agreement, Shire completed its acquisition of New River pursuant to a short-form merger in which Shuttle Corporation was merged with and into New River with New River continuing as the surviving corporation and as an indirect wholly owned subsidiary of Shire plc. Pursuant to the Merger Agreement, each share of New River’s common stock then outstanding (other than the shares of New River’s common stock owned by Shuttle Corporation which have been cancelled) has been converted into the right to receive $64 in cash, without interest.

This Form 8-K/A amends the current report on Form 8-K dated April 24, 2007 to include Item 9.01(b) Unaudited Pro Forma Financial Information.

ITEM 9.01 Financial Statements and Exhibits

(b)  Unaudited Pro Forma Financial Information

On April 19, 2007 the Company completed its acquisition of New River.

The following pro forma condensed combined financial statements are presented to illustrate the effects of the acquisition on the historical financial position and operating results of Shire and New River. The unaudited pro forma condensed combined statements of operations for the year to December 31, 2006 and for the period to March 31, 2007 combine the historical consolidated statements of operations of Shire and New River, giving effect to the acquisition as if it had occurred on January 1, 2006. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Shire and New River, giving effect to the acquisition as if it had occurred on March 31, 2007. The Company has adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. This information should be read in conjunction with the:

(i)	accompanying notes to the unaudited pro forma condensed combined financial statements;

(ii)	separate historical financial statements of Shire for the year ended December 31, 2006 included in Shire's Annual Report on Form 10-K for the year ended December 31, 2006;

(iii)	separate historical financial statements of New River for the year ended December 31, 2006 included in New River’s Annual Report on Form 10-K for the year ended December 31, 2006; and

(iv)	separate historical unaudited interim financial statements of Shire as at and for the period ended March 31, 2007 included in Shire’s Quarterly Report on Form 10-Q for the period ended March 31, 2007.

New River’s results for the three month period ended March 31, 2007 were extracted from New River’s unaudited management accounts for that period.

Prior to the acquisition of New River, on January 31, 2005 Shire entered into a collaboration agreement with New River which governed the development, manufacture and commercialization of VYVANSE for the treatment of ADHD in the US and rest of the world (“RoW”) territories.  In March 2005, the collaboration agreement was split into two separate agreements, the US Collaboration Agreement and the RoW Territory Licence Agreement (together the “Collaboration Agreements”).

The acquisition of New River allows Shire to capture the full economic value of VYVANSE, and gain control of the future development and commercialization of this product. This is consistent with Shire’s already stated focus on the growing ADHD market and allows Shire to progress and benefit from its successful strategy of acquiring, developing and marketing specialty products.

The Company prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting with Shire as the acquirer. Shire's cost of acquiring New River of approximately $2.6 billion has therefore been allocated to the assets acquired and liabilities assumed according to their estimated fair values at the date of acquisition. Management is currently assessing the fair value of a significant portion of these net assets acquired. Management’s preliminary estimates of fair value have been reflected in these unaudited pro forma condensed combined financial statements. Based on these preliminary estimates, the fair value of the assets acquired and the liabilities assumed is in excess of the cost of the acquisition. This excess has been allocated as a pro rata reduction of amounts that would otherwise have been assigned to acquired assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Accounting for Business Combinations”, (“SFAS No. 141”).

The final determination of these fair values will be completed as soon as possible but no later than one year from the acquisition date.  This final valuation will be based on the actual assets acquired and liabilities assumed at the acquisition date.  Although this final determination of the fair value of assets acquired and liabilities assumed may result in final fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction to Shire.

The unaudited pro forma condensed combined financial information is presented for information purposes only. The pro forma financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

SHIRE PLC
CONDENSED COMBINED BALANCE SHEETS (unaudited)
As at March 31, 2007

	Shire	New River	Pro Forma Adjustments		Pro Forma Combined
	$’M	$’M	$’M	Notes	$’M
ASSETS

Current assets:
Cash and cash equivalents	2,046.2	66.2	(1,293.9)	3(a)	818.5
Restricted cash	30.2	-	-		30.2
Short-term investments	-	58.4	-		58.4
Accounts receivable, net	388.4	0.3	-		388.7
Inventories	145.2	4.3	1.5	2(b)	151.0
Deferred tax asset	92.4	-	-		92.4
Prepaid expenses and other current assets	131.4	0.7	141.8	2(i)	273.9
Total current assets	2,833.8	129.9	(1,150.6)		1,813.1

Non current assets:
Investments	66.7	-	-		66.7
Property, plant and equipment, net	291.9	2.6	(1.8)	2(c)	292.7
Goodwill	237.7	-	-		237.7
Other intangible assets, net	746.4	-	1,114.8	2(d)	1,861.2
Deferred tax asset	155.4	1.1	51.4	2(g)	207.9
Other non-current assets	21.2	-	-		21.2
Total assets	4,353.1	133.6	13.8		4,500.5

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	567.8	22.7	-		590.5
Current portion of long term loan	-	-	450.0	3(a)	450.0
Liability to dissenting shareholders	458.5	-	-		458.5
Convertible loan notes	-	137.8	141.7	2(h)	279.5
Accrued stock based compensation	-	41.5	(41.5)	2(a)	-
Deferred tax liability	-	1.1	(1.1)	2(g)	-
Other current liabilities	59.3	3.6	1.8	2(f),(j)	64.7
Total current liabilities	1,085.6	206.7	550.9		1,843.2

Non current liabilities:
Long-term debt	-	-	850.0	3(a)	850.0
Accrued stock based compensation	-	2.1	(2.1)	2(a)	-
Deferred tax liability	-	-	435.5	2(g)	435.5
Other non-current liabilities	339.9	59.5	(59.5)	2(f)	339.9
Total liabilities	1,425.5	268.3	1,774.8		3,468.6

Shareholders’ equity:
Common stock	48.1	-	-		48.1
Exchangeable shares	59.3	-	-		59.3
Treasury stock	(139.1)	-	-		(139.1)
Additional paid-in capital	2,400.1	19.4	(19.4)	3(h)	2,400.1
Accumulated other comprehensive income	93.5	-	-		93.5
Retained earnings/(deficit)	465.7	(154.1)	(1,741.6)	2(e),3(h)	(1,430.0)
Total shareholders’ equity/(deficit)	2,927.6	(134.7)	(1,761.0)		1,031.9
Total liabilities and shareholders’ equity	4,353.1	133.6	13.8		4,500.5

The accompanying notes are an integral part of these condensed combined financial statements.

SHIRE PLC
CONDENSED COMBINED STATEMENTS OF OPERATIONS (unaudited)
For the three months to March 31, 2007

			Pro Forma		Pro Forma
	Shire	New River	Adjustments		Combined
	$’M	$’M	$’M	Notes	$’M
Total revenues	528.2	2.5	(2.5)	3(b)	528.2
Costs and expenses:
Cost of product sales(1)	63.5	-	0.5	3(c)	64.0
Research and development	80.8	6.4	-		87.2
Selling, general and administrative(1)	242.7	23.5	13.8	3(c)	280.0
Total operating expenses	387.0	29.9	14.3		431.2

Operating income/(loss)	141.2	(27.4)	(16.8)		97.0

Interest income	19.8	1.8	(5.4)	3(d)	16.2
Interest expense	(7.8)	(1.2)	(21.3)	3(e),(f)	(30.3)
Other income, net	0.5	-	-		0.5
Total other income/(expense), net	12.5	0.6	(26.7)		(13.6)
Income/(losses) from continuing operations before income taxes and equity in losses of equity method investees	153.7	(26.8)	(43.5)		83.4
Income taxes	(41.5)	-	17.4	3(g)	(24.1)
Equity in losses of equity method investees	0.5	-	-		0.5

Net income/(loss)	112.7	(26.8)	(26.1)		59.8

Net Income/(loss) per share - basic (US cents per share)	21.6c	(72.4c )	-		10.9c

Net income/(loss) per share - diluted (US cents per share)	21.3c	(72.4c )	-		10.8c

Weighted average number of shares (millions):
Basic	522.6	37.0	(11.3)	3(i)	548.3
Diluted	529.7	37.0	(11.3)	3(i)	555.4

Cash dividends per common share	-	-

(1) Cost of product sales does not include amortization of intangible assets relating to intellectual property rights acquired, which is included in selling, general and administrative costs.

The accompanying notes are an integral part of these condensed combined financial statements.

SHIRE PLC
CONDENSED COMBINED STATEMENTS OF OPERATIONS (Unaudited)
For the year to December 31, 2006

			Pro Forma		Pro Forma
	Shire	New River	Adjustments		Combined
	$’M	$’M	$’M	Notes	$’M
Total revenues	1,796.5	34.3	(34.3)	3(b)	1,796.5
Costs and expenses:
Cost of product sales(1)	247.7	-	1.9	3(c)	249.6
Research and development	386.9	41.0	(50.0)	3(b)	377.9
Selling, general and administrative(1)	935.0	49.1	55.3	3(c)	1,039.4
Intangible asset impairment	1.1	-	-		1.1
Integration costs	5.6	-	-		5.6
Gain on sale of product rights	(63.0)	-	-		(63.0)
Total operating expenses	1,513.3	90.1	7.2		1,610.6
Operating income/(loss)	283.2	(55.8)	(41.5)		185.9
Interest income	50.5	5.9	(19.6)	3(d)	36.8
Interest expense	(26.4)	(6.5)	(75.7)	3(e),(f)	(108.6)
Other income/(expense), net	9.5	-	-		9.5
Total other income/(expense), net	33.6	(0.6)	(95.3)		(62.3)
Income/(loss) from continuing operations before income taxes, cumulative effect of change in accounting principle and equity in earnings of equity method investees	316.8	(56.4)	(136.8)		123.6
Income taxes	(84.9)	(0.3)	54.7	3(g)	(30.5)
Equity in earnings of equity method investees	5.7	-	-		5.7
Income/(loss) from continuing operations before cumulative effect of change in accounting principle	237.6	(56.7)	(82.1)		98.8

Income/(loss) from continuing operations before cumulative effect of change in accounting principle per share – basic (US cents per share)	47.2c	(157.5c )	-		18.1c
Income/(loss) from continuing operations before cumulative effect of change in accounting principle per share - diluted (US cents per share)	46.6c	(157.5c )	-		17.9c
Weighted average number of shares (millions):
Basic	503.4	36.0	6.8	3(i)	546.2
Diluted	509.3	36.0	6.8	3(i)	552.1
Cash dividends per ordinary share (US cents per share)	6.35c	-

(1) Cost of product sales does not include amortization of intangible assets relating to intellectual property rights acquired, which is included in selling, general and administrative costs.

The accompanying notes are an integral part of these condensed combined financial statements.

SHIRE PLC
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of transaction and basis of presentation

On April 19, 2007 Shire completed its acquisition of New River by way of a short-form merger, in an all-cash transaction.  The acquisition was effected by merging Shuttle Corporation, an indirect wholly owned subsidiary of Shire, with and into New River, with New River continuing as the surviving corporation.  As consideration, Shire paid to New River’s shareholders $64 in cash for each share of New River common stock outstanding at the time of the acquisition.

Prior to the acquisition of New River, on January 31, 2005 Shire entered into a collaboration agreement with New River which governed the development, manufacture and commercialization of VYVANSE for the treatment of ADHD in the US and rest of the world (“RoW”) territories.  In March 2005, the collaboration agreement was split into two separate agreements, the US Collaboration Agreement and the RoW Territory Licence Agreement (together the “Collaboration Agreements”).

The acquisition of New River allows Shire to capture the full economic value of VYVANSE, and gain control of the future development and commercialization of this product. This is consistent with Shire’s already stated focus on the growing ADHD market and allows Shire to progress and benefit from its successful strategy of acquiring, developing and marketing specialty products.

Total consideration, including amounts payable in respect of stock options, share appreciation rights (“SARs”) and warrants over New River’s common stock was approximately $2.6 billion at the price of $64 per share of New River’s common stock.

The acquisition of New River has been accounted for using the purchase method in accordance with SFAS No. 141. Under the purchase method of accounting, the assets and liabilities of New River are recorded as of the completion of the acquisition at their fair values. The financial statements and reported results of operations of Shire issued after the completion of the acquisition will reflect these fair values in respect of New River, but will not be restated retroactively to reflect the historical financial position or results of operations of New River.

2.	Preliminary allocation of purchase price

The purchase price for the acquisition of New River is approximately $2.6 billion, comprising the following:

$’M
Cash consideration for 37.1 million outstanding shares of New River common stock at $64 per share (net of 1.5 million shares of common stock repurchased through a prepaid forward purchase contract(1))	2,276.0
Cash cost of settling New River’s stock options and SARs	124.5
Cash cost of settling warrants over 4.0 million shares of New River’s common stock	133.0
Direct acquisition costs	60.4
2,593.9
(1) New River entered into this prepaid forward purchase contract with Merrill Lynch in July 2006

Settlement of a pre-existing relationship

As Shire has a pre-existing relationship with New River, Shire has applied Emerging Issues Task Force Issue (“EITF”) 04-1, “Accounting for Pre-existing Relationships between the Parties to a Business Combination” (“EITF 04-1”), in accounting for the effective settlement of the Collaboration Agreements between the Company and New River which existed at the time of the acquisition.

Under the terms of the Collaboration Agreements, the parties were required to collaborate on VYVANSE’s development, manufacturing, marketing and sales in the US.  Profits from the collaboration arising in the US were to be divided according to a predetermined formula, based on the scheduling of VYVANSE on approval.

Post-approval milestones were due under the Collaboration Agreements if the product received favorable scheduling (schedule III, IV or V or unscheduled) and on the achievement of certain sales milestones.

In the RoW territory Shire acquired the license to develop and commercialize VYVANSE, in consideration of a low double-digit royalty.

Shire paid an initial sum of $50 million to New River in January 2005 on signing the original collaboration agreement and a further $50 million was paid by Shire to New River following acceptance of the filing of a New Drug Application (“NDA”) by the US Food and Drug Administration (“FDA”) in January 2006.

VYVANSE was approved by the FDA on February 23, 2007 and the Company received notification from the Drug Enforcement Agency of the final Schedule II classification for VYVANSE on May 3, 2007. No milestone payment was payable by Shire to New River on approval.

In accordance with EITF 04-1, Shire has measured the effective settlement of the Collaboration Agreements resulting from the pre-existing relationship with New River. Shire measured the value of the Collaboration Agreements and has determined that, in respect of the US Collaboration Agreement, it was less favorable to the Company when compared with pricing for current market transactions for similar items.  The RoW License Agreement was determined to be at current market rates.  The valuation of the Collaboration Agreements and their current market comparators has been based upon information available at the time of the acquisition and using the expectations and assumptions that have been deemed reasonable by the Company’s management.

Although the US Collaboration Agreement is deemed less favorable to the Company at the time of the acquisition when compared with pricing for current market transactions for similar items, the Company has not recorded a loss on the effective settlement of the pre-existing relationship in the statement of operations, nor has the Company adjusted its purchase price for New River, as settlement provisions in the US Collaboration Agreement available to the Company would have enabled effective settlement of the existing contract at nil cost to the Company.

Purchase price allocation

For the purpose of this pro forma financial information, the purchase price has been preliminarily allocated to the acquired net assets based on an estimate of the fair value of assets acquired and liabilities assumed. To the extent that these estimates of the fair values are adjusted from the initial estimates included in these unaudited pro forma condensed combined financial statements, any such adjustment will be recorded no later than one year from the date of the acquisition.

Purchase price allocation	Note	$’M
Book value of net liabilities of New River acquired		(134.7)

Adjusted for:
Redemption of stock options and SARs	(a)	43.6
Increase in inventory to fair value	(b)	1.5
Decrease in property, plant and equipment to fair value	(c)	(1.8)
Increase in other intangible assets to fair value	(d)	1,114.8
Write-off acquired in-process research and development	(e)	1,895.7
Decrease in deferred revenue to fair value	(f)	63.1
Increase in deferred tax asset	(g)	51.4
Increase in deferred tax liability	(g)	(434.4)
Increase in convertible notes liability to fair value	(h)	(141.7)
Increase in purchased call option contract to fair value	(i)	141.8
Restructuring costs	(j)	(5.4)
Total purchase price		2,593.9

No goodwill has arisen on the acquisition of New River, see Note (k).

(a)	Redemption of stock options and SARs

At March 31, 2007 New River had recorded, in accordance with SFAS No. 123(R), “Share Based Payments”, a liability of $43.6 million for accrued stock based compensation.  On completion of the acquisition, according to the terms of the Merger Agreement, Shire was obliged to cash settle outstanding stock options and SARs based on the difference between the purchase price of $64 per share of New River common stock and the exercise price of the applicable option or SAR, less any applicable withholding taxes.  The cash settlement of these options and SARs in accordance with the terms of the Merger Agreement totaled $124.5 million, and the cost to Shire of this cash settlement has been included within the total purchase price. This adjustment therefore eliminates the liability for accrued stock based compensation from New River’s acquired liabilities.

(b)	Inventory

Finished goods have been valued at fair value less costs of disposal and a reasonable profit allowance for Shire’s selling efforts, with raw materials being valued at current replacement cost. The adjustment increases the carrying value of raw materials to the current replacement cost of the relevant active pharmaceutical ingredients. These raw materials were previously written off as a research and development expense by New River under SFAS No. 2, “Accounting for Research and Development Costs” ("SFAS 2"), as at the time the inventory was purchased by New River VYVANSE was yet to obtain FDA approval.

(c)	Property, plant and equipment

Property, plant and equipment which is to be disposed of subsequent to the acquisition has been valued at fair value less costs to sell, with the remaining property, plant and equipment acquired being valued at its current replacement cost.

(d)	Other intangible assets

The acquired identifiable intangible assets are attributable to the following categories:

	Fair value adjustments $’M	Asset life Years
Intellectual property – developed technology(1)	1,105.5	20	(3)
Other (finite-lived assets) (2)	9.3	5
	1,114.8

(1) Relates to the approved pediatric indication of VYVANSE
(2) Relates to a favorable manufacturing contract for VYVANSE
(3) The asset life of 20 years represents the period over which Management believe the asset will contribute to the future cashflows of  Shire, being the expected commercial lifespan of VYVANSE (VYVANSE has patent protection in the US until June 2023 and until June 2024 in Europe).

Acquired identifiable intangible assets primarily represent the value ascribed to developed technology to which Shire has all associated rights. These include the rights to develop, use, market, sell and/or offer for sale the technical processes, intellectual property and institutional understanding (including the way in which compounds react in body, an understanding of the mechanisms of action which allow the compound to work and the knowledge related to the associated clinical and marketing studies performed for these compounds) that were acquired as part of the transaction with respect to the approved pediatric indication of VYVANSE.

The fair value of the VYVANSE intellectual property has been determined by the income approach using the multi-period excess earnings method. The valuation assumes that, consistent with EITF 04-1, the effective settlement of the pre-existing Collaboration Agreement has occurred and Shire has purchased 100% of the cash flows of VYVANSE. Using the multi-period excess earnings method, the VYVANSE intellectual property fair value has been based on the present value of the incremental after-tax cashflows attributable to the asset, after the deduction of contributory asset charges for other assets employed (including working capital, the assembled workforce, and the favorable manufacturing contract).

The fair value of the favorable contract represents the cost savings over market rates negotiated by New River under a five year contract for supply of the active pharmaceutical ingredient used in the manufacture of VYVANSE.

The forecast of future cash flows requires various assumptions to be made, including:

•
revenue that is likely to result from the sale of products, including the estimated number of units to be sold, estimated selling prices, estimated market penetration, estimated market share and year-over-year growth rates over the product life cycles;

•	royalties or licence fees saved by owning the intellectual property associated with the products;
•	cost of sales for the products using historical data, industry data or other sources of market data;
•	sales and marketing expenses using historical data, industry data or other market data;
•	general and administrative expenses;
•	research and development expenses; and
•	the tax amortization benefit which would be available to a market participant purchasing the assets piecemeal.

The valuations are based on information available at the time of the acquisition and the expectations and assumptions that (i) have been deemed reasonable by Shire’s Management, and (ii) are based on information, expectations and assumptions that would be available to and made by a market participant.  However, no assurance can be given that the underlying assumptions or events associated with such assets will occur as projected.  For these reasons, among others, the actual cash flows may vary from forecast future cash flows.

Further details of the acquired intangibles will be provided in the Company’s Form 10-Q for the quarter ended June 30, 2007.

(e)	In-process research and development (“IPR&D”)

IPR&D is defined by FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method”, (“FIN 4”) as being a development project that has been initiated and achieved material progress but (i) has not yet reached technological feasibility or has not yet reached the appropriate regulatory approval; (ii) has no alternative future use; and (iii) the fair value is estimable with reasonable certainty.

As required by FIN 4 the portion of the purchase price allocated to IPR&D of $1,895.7 million, representing the adult and adolescent indications of VYVANSE in the US and VYVANSE in RoW, was immediately expensed.

A project-by-project valuation using the guidance in SFAS No. 141 and the American Institute of Certified Public Accountants Practice Aid “Assets Acquired in a Business Combination to Be Used In Research and Development Activities: A Focus on Software, Electronic Devices and Pharmaceutical Industries” has been performed to determine the fair value of research and development projects of New River which were in-process, but not yet completed as at the completion of the acquisition.

The fair value of the VYVANSE IPR&D was determined by the income approach using the multi-period excess earnings method.  The values of the projects have been based on the present value of probability adjusted incremental cash flows, after the deduction of contributory asset charges for other assets employed (including working capital, the assembled workforce, and the favourable manufacturing contract).  The discounts used to determine the present value of future VYVANSE IPR&D cash flows ranged from 11.5% to 12.5%.

The forecast of future cash flows required various assumptions to be made including:

•
revenue that is likely to result from the in-process research and development project, including estimated number of units to be sold, estimated selling prices, estimated market penetration, estimated market share and year-over-year growth rates over the product life cycles;

•	cost of sales for the potential product using historical data, industry data or other sources of market data;
•	sales and marketing expenses using historical data, industry data or other market data;
•	general and administrative expenses;
•	research and development expenses; and
•	the tax amortization benefit which would be available to a market participant purchasing the assets piecemeal.

In addition Shire considered:

•	the project’s stage of completion;
•	the costs incurred to date;
•	the projected costs to complete;
•	the contribution, if any, of the acquired identifiable intangible assets;
•	the projected launch date of the potential product; and
•	the estimated life of the potential product.

On June 29, 2007 Shire submitted a supplemental NDA to the FDA for VYVANSE for the treatment of ADHD in adults.

To the extent that an IPR&D project is expected to utilize the acquired identified intangible assets, the value of the IPR&D project has been reduced to reflect this utilization. The acquired identified intangible assets include the technical processes, intellectual property, and institutional understanding primarily in respect of the approved pediatric indication of VYVANSE.

The valuations are based on information at the time of the acquisition and the expectations and assumptions that (i) have been deemed reasonable by Shire’s management, and (ii) are based on information, expectations and assumptions that would be available to and made by a market participant.  However, no assurance can be given that the underlying assumptions or events associated with such assets will occur as projected.  For these reasons, among others, the actual cash flows may vary from forecast future cash flows.

Further details of the acquired in-process research and development will be provided in the Company’s Form 10-Q for the quarter ended June 30, 2007.

(f)	Deferred Revenue

In accordance with the requirements of EITF Issue No. 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree”, this adjustment eliminates deferred revenue of $3.6 million included within other current liabilities and $59.5 million included within other non-current liabilities relating to the Collaboration Agreements, as the enlarged Shire group will have no external performance obligations in respect of this deferred revenue following the acquisition.

(g)	Deferred taxes

These adjustments reflect the recognition of additional deferred tax assets in respect of New River’s net operating loss carryforwards, together with incremental deferred tax liabilities, primarily relating to temporary differences arising on the intangible asset for developed technology recognized in respect of the pediatric indication of VYVANSE.  A summary of the adjustments is shown below:

$’M
Reversal of New River deferred tax liabilities - current	1.1
Deferred tax liabilities on other intangible assets – non current	(433.6)
Other deferred tax liabilities – non current	(1.9)
Deferred tax liability	(434.4)

Deferred tax asset on New River loss carryforwards	45.1
Other deferred tax assets	6.3
Deferred tax asset – non current	51.4
Deferred tax, net	(383.0)

(h)	Convertible notes

In July 2006, New River issued $137.8 million of 3.5% Convertible Subordinated Notes due 2013 (the “Notes”).  On conversion of the Notes in accordance with their terms following the change of control of New River, Note holders were entitled to a make-whole premium in the form of an increase in the conversion rate. For the purpose of preparing this pro forma financial information, it has been assumed that the change of control of New River occurred on March 31, 2007 with Note holders being entitled to convert the Notes and receive the make-whole premium on March 31, 2007.

In accordance with FAS No. 141 and EITF Issue No. 98-1, “Valuation of Debt Assumed in a Purchase Business Combination”, the Notes have been valued at their fair value, being the present value of the estimated future cash flows at the date of acquisition.  All the outstanding Notes were tendered for conversion in the period between the acquisition and May 17, 2007 and were settled at a value of $279.5 million which equates to the fair value of the Notes as at the acquisition date.

(i)	Purchased Call Option

Concurrent with the issue of the Notes, New River also entered into a Purchased Call Option with Merrill Lynch at a cost to New River of $43.5 million, being a convertible note hedge transaction with respect to the shares of its common stock issuable on conversion of the Notes.  The Purchased Call Options covered, subject to customary anti-dilution adjustments, 4,005,811 shares of New River common stock at strike prices which correspond to the conversion price of the Notes.  New River had recorded the cost of acquiring the Purchased Call Option to additional paid in capital (“APIC”).

As a result of New River’s election prior to the acquisition date to settle conversion of the Notes in cash, Merrill Lynch were obligated to settle the Purchased Call Option in cash.  The fair value of the Purchased Call Option represents the conversion value of the Notes (being the excess of the fair value of the Notes over their principal amount), including the make-whole premium. The adjustment records the Purchased Call Option as an asset on the pro forma condensed combined consolidated balance sheet at its fair value of $141.8 million.

(j)	Restructuring costs

An estimate of restructuring costs of $5.4 million accounted for in accordance with EITF Issue No. 95-3 “Recognition of Liabilities in Connection with Purchase Business Combinations”, has been recognized as a liability assumed in the purchase business combination. These costs primarily relate to employee severance costs and the cost of exiting New River’s Virginia facilities.

(k)	Excess of fair value of net assets acquired

The preliminary allocation of the purchase price has resulted in an excess of the fair value of net assets acquired over the cost of the acquisition totaling $66.3 million. Pursuant to the requirements of SFAS No. 141, this excess has been allocated as a pro-rata reduction to the fair values ascribed to indentifiable intangible assets and IPR&D. The values of other intangible assets and IPR&D as included in notes 2(d) and (e) above are presented subsequent to the aforementioned pro-rata allocation of the excess of the fair value of net assets acquired over cost.

3.	Pro forma adjustments

In addition to the purchase price allocation adjustments, the following pro forma adjustments have been made in the pro forma condensed combined financial statements:

(a)	Acquisition financing

The total purchase price for the acquisition of New River is $2,593.9 million.  The purchase price was funded by a draw down of bank facilities entered into to finance the acquisition (as outlined below) of $1,300 million, with the balance of the purchase price of $1,293.9 million coming from Shire’s cash and cash equivalents.

On February 20, 2007 Shire raised $878.3 million through the private placement of 42.9 million new ordinary shares to certain institutional investors at a price of 1,075 pence per share. The proceeds of the placing were used to part finance the acquisition of New River and are included within Shire’s cash and cash equivalents at March 31, 2007.  For the purposes of the pro forma combined consolidated statement of operations, the financial impact of the placing has been reflected as if it took place on January 1, 2006.

Also in February 2007, Shire plc entered into a Multicurrency Term and Revolving Facilities Agreement (the “Facilities Agreement”) with ABN AMRO Bank N.V., Barclays Capital, Citigroup Global Markets Limited and The Royal Bank of Scotland plc.  The Facilities Agreement comprises three credit facilities: (i) a committed multicurrency five year term loan facility in an aggregate amount of $1,000 million (“Term Loan A”), (ii) a committed multicurrency 364 day term (with a further 364 day extension option) loan facility in an aggregate amount of $300 million (“Term Loan B”) and (iii) a committed five year revolving loan facility in an aggregate amount of $1,000 million (the “RCF”).

On April 18, 2007 the Company fully utilized Term Loan A of $1,000 million and Term Loan B of $300 million to partially fund the acquisition of New River.  The RCF has not been utilized.  Shire incurred arrangement costs of $14.4 million associated with the Facilities Agreement, which were recorded on the balance sheet at March 31, 2007 as deferred financing costs.

In May 2007 Shire issued $1,100 million principal amount of Convertible Bonds due 2014 (the “Bonds”). The proceeds of the issue were used to repay and cancel $800 million of Term Loan A and all of Term Loan B in accordance with the terms of the Facilities Agreement.

The Bonds are convertible into ordinary shares of Shire at an initial conversion price of $33.5879, subject to adjustment for dividend protection, and pay a coupon of 2.75% per annum semi annually in arrears. The Bonds were issued at 100% of their principal amount and, unless previously redeemed, converted or cancelled, mature on the seventh anniversary of the issue of the Bonds in 2014. Bondholders have the right to put the Bonds, at their principal amount including accrued and unpaid interest, at the end of year five. Shire has the option to call the Bonds, at their principal amount including accrued and unpaid interest, after the first five years should the price of the Shire ordinary shares exceed 130% of the then prevailing conversion price over a specified period.

The Company incurred approximately $17 million of debt issuance costs in relation to the Bond issue. These costs will be recorded on the June 30, 2007 balance sheet as deferred financing costs, and will be amortized to the statement of operations using the effective interest rate method over five years.

In June 2007 Shire repaid the remaining $200 million balance of Term Loan A.  Shire expensed $7.5 million of deferred financing costs in relation to the Term Loans following the repayment of these loans in the quarter ended June 30, 2007.

The financial impact of the Convertible Bond issue has not been reflected within the pro forma combined balance sheet as it was not directly related to the acquisition of New River.

(b)	Revenues and expenses in connection with the Collaboration Agreements

This adjustment eliminates the revenues recognized by New River and expenses incurred by Shire in connection with the Collaboration Agreements.  Under the terms of the Collaboration Agreements, Shire paid an initial $50 million to New River in January 2005 and a further $50 million to New River on the filing of a NDA for VYVANSE in January 2006.  Both of these amounts were expensed as research and development costs by Shire in accordance with SFAS No.2.

New River deferred all revenue received from Shire under the Collaboration Agreements until January 2006 as amounts received from Shire remained fully refundable by New River until that date; subsequent to January 2006 New River recognized within revenue $34.3 million in the year to December 31, 2006 and $2.5 million in the period to March 31, 2007 of non-refundable revenues on an effort basis in line with its continuing performance obligations under the Collaboration Agreements.

As the revenues recognized by New River and the research and development costs incurred by Shire in respect of the Collaboration Agreements do not represent income or expenses with parties external to the enlarged Shire group, all revenues and expenses incurred under the Collaboration Agreements have been eliminated for the purposes of the preparation of these pro forma condensed combined consolidated financial statements.

(c)	Amortization of intangible assets

This adjustment represents the amortization expense in respect of the identifiable intangible assets acquired, of which the primary asset relates to the intellectual property in respect of VYVANSE developed technology (pediatric indication), which is being amortized over its estimated useful economic life of approximately 20 years. For the purposes of the pro forma combined statements of operations, the intangible assets have been amortized from January 1, 2006.

(d)	Interest income

This adjustment reduces interest income for interest foregone on cash and cash equivalents as if the purchase price was paid on January 1, 2006.

For the purposes of the pro forma combined consolidated statement of operations, the financial impact of the placing has been reflected as if it took place on January 1, 2006.  The interest foregone is calculated by multiplying the acquisition funding provided from the Company’s cash and cash equivalents, (less the net proceeds from the equity placing of $878.3 million), by the Company's average return on cash and cash equivalents for the relevant period.  A change of one-eighth of one percent in the Company’s average return would impact interest income by $0.5 million the year to December 31, 2006 and $0.1 million for the three months to March 31, 2007.

(e)	Interest expense

This adjustment reflects the increase in interest expense associated with the $1,300 million draw down under the Facilities Agreement, (being Term Loan A and Term Loan B) which was entered into in February 2007 for the purpose of financing the acquisition of New River.  Interest expense has been recorded as if the purchase price was paid, and these Term Loans were drawn down, on January 1, 2006.

For the purposes of the pro forma financial information, a variable rate of interest calculated according to the terms of the Facilities Agreement has been used to adjust the interest expense for the year to December 31, 2006 and for the three months to March 31, 2007.  A change of one-eighth of one percent in the interest rate on Shire’s borrowing would impact interest expense by $1.6 million for the year to December 31, 2006 and $0.4 million for the three months to March 31, 2007.

As a result of Shire repaying the Term Loans and issuing the Bonds in May 2007, the pro forma interest expense as included in these pro-forma combined statements of operations is not indicative of Shire’s on-going interest expense as the Bonds have a coupon of 2.75% per annum which is lower than the interest payable on the Term Loans drawn down under the Facilities Agreement.

(f)	Amortization of debt issue costs

Debt issue costs of $7.5 million were incurred on arranging Term Loan A and Term Loan B and a further $0.8 million of arrangement costs would be payable to extend Term Loan B for a further 364 days. For the purposes of the combined pro forma financial statements, these costs have been amortized over the estimated term of the loans, being five years for Term Loan A and 364 days with an extension of 364 days for Term Loan B.

As a result of the repayment of Term Loan A and Term Loan B during May and June 2007, debt issue costs of $7.5 million were expensed in the three months to June 30, 2007.  Approximately $17 million of issue costs incurred in relation to the Bonds are being amortized using the effective interest method over approximately five years.  The financial impact of the Bonds has not been reflected within the pro forma combined statement of operations as it was not directly related to the acquisition of New River.

(g)	Income taxes

This adjustment represents the tax effect of the pro forma adjustments calculated at a statutory tax rate of 40%.

(h)	Shareholders’ equity

This adjustment amends shareholders' equity for the following:

$’M
Eliminate the historical balance of New River’s common stock, APIC and accumulated deficit	134.7
IPR&D write-off – See Note 2(e) above	(1,895.7)
Adjustment to shareholders’ equity	(1,761.0)

(i)	Weighted average shares

The adjustment to the combined basic and diluted weighted average shares represents the elimination of the historic basic and diluted weighted average shares of New River, together with an adjustment to increase the basic and diluted weighted average shares of Shire for the effect of the equity placement as if it had occurred on January 1, 2006.

New River has never declared or paid any cash dividends on its capital stock. Shire commenced payment of semi-annual dividends in 2004. The future dividend policy of the combined company will be determined by its board of directors.

(j)	Non-recurring items

The IPR&D write-off of $1.9 billion, which formed part of the purchase price allocation, has not been adjusted for in the pro forma condensed statements of operations as it is non-recurring in nature (see Note 2 (e)).

New River’s statements of operations included stock compensation charges of $39.7 million for the year to December 31, 2006 and $10.5 million for the period to March 31, 2007.  These charges introduced significant volatility into New River’s operating performance for each period as a result of the revaluation of cash settled SARs to their fair value at the balance sheet date.  These cash settled SARs were extinguished as a result of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHIRE PLC
(Registrant)

Date: July 3, 2007	By:
Angus Russell
Chief Financial Officer